Exhibit 23.1

CHARTERED ACCOUNTANTS MacKay LLP	1100 – 1177 West Hastings Street Vancouver, BC V6E 4T5 Tel: (604) 687-4511 Fax: (604) 687-5805 Toll Free: 1-800-351-0426 www.MacKayLLP.ca

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
Bluebird Exploration Company
(An Exploration Stage Company)

We consent to the use in the Annual Report of Bluebird Exploration Company on Form 10KSB (the “Annual Report”) of our Auditors’ Report dated March 11, 2008 on the balance sheet of Bluebird Exploration Company as at December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity and cash flows for the years then ended.

“MacKay LLP”

MACKAY LLP
CHARTERED ACCOUNTANTS

Vancouver, British Columbia
Canada

March 11, 2008

mackay.ca refers to the Canadian firm MacKay LLP